UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report – July 27, 2005

(Date of earliest event reported)

QUESTAR CORPORATION
(Exact name of registrant as specified in charter)

STATE OF UTAH                                        1-8796                                87-0407509

(State of other jurisdiction of            (Commission File No.)             (I.R.S. Employer

incorporation or organization)                                                          Identification No.)

180 East 100 South Street, P.O. Box 45433 Salt Lake City, Utah 84145-0433
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5000

                                  Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

       CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

       CFR 240.13e-4(c))

#

Item 2.02   Results of Operations and Financial Condition

          On July 27, 2005, Questar Corporation issued a press release announcing its earnings for the quarter ended June 30, 2005.  A copy of this press release is furnished as Exhibit 99.1 and is incorporated by reference.

Item 9.01   Financial Statements and Exhibits.

          (c)   Exhibits.

Exhibit No.

Exhibit

         99.1

Release issued July 27, 2005, by Questar Corporation.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION

   (Registrant)

July 27, 2005

/s/S. E. Parks

S. E. Parks

Senior Vice President and

Chief Financial Officer

List of Exhibits:

Exhibit No.

Exhibit

        99.1

Release issued July 27, 2005 by Questar Corporation.

Ex. 99.1

Questar Net Income Jumps 43% in Second-Quarter 2005

Company Raises 2005 Earnings Guidance

SALT LAKE CITY — Questar Corp. (NYSE:STR) – a natural gas-focused energy company – reported a 43% increase in net income in the second quarter of 2005 compared to the year-earlier period. Questar earned $60.7 million, or $0.70 per diluted share, in the 2005 quarter compared to $42.6 million, or $0.50 per diluted share, in the 2004 quarter. Key drivers were higher production and realized prices for natural gas, oil and natural gas liquids (NGL) and increased volumes and improved margins in gas gathering and processing.

There were 87.1 million diluted shares outstanding in the 2005 quarter and 85.4 million in the 2004 quarter.

For the first half of 2005, Questar earned $155.9 million, or $1.79 per diluted share, compared to $118.7 million, or $1.39 per diluted share, for the year-earlier period. There were 86.9 million diluted shares in the first half of 2005 and 85.3 million in the first half of 2004.

“We’re back on track with our 2005 plan,” said Keith O. Rattie, chairman, president and CEO. Rattie noted that the company grew second-quarter 2005 production 7% from a year ago. “Like most natural gas producers, we’re scrambling to find rigs and other services to support our drilling programs,” Rattie said. “But we still expect 2005 production to range from 112 to 114 billion cubic feet equivalent – 8% to 10% higher than last year.

“With higher expected prices and more certainty on production volumes, we now expect 2005 earnings to range from $3.25 to $3.35 per share compared to our previous guidance of $3.15 to $3.30 per share.” Rattie noted that the company’s guidance excludes one-time items and assumes an average NYMEX price for unhedged natural gas production of $7.70 per million Btu for July through December 2005, and an average NYMEX prompt-month price of $60.20 per barrel for oil for July through December 2005. The company estimates that a $0.10 change in the average NYMEX price of natural gas for the remainder of the year will result in about a $600,000 change in net income. A $1 per barrel change in the average NYMEX prompt price of oil over the remainder of 2005 will result in about a $300,000 change in net income. The company has hedged 78% of its forecast production for the second half of 2005.

Questar Market Resources Net Income Rises 43%

Questar subsidiary Questar Market Resources (Market Resources) – which conducts gas and oil exploration, development and production, gas gathering and processing and wholesale gas and oil marketing and gas storage – earned $54.8 million in second-quarter 2005 compared with $38.2 million a year earlier, a 43% increase.

Market Resources subsidiary Questar Exploration and Production (Questar E&P) reported net income of $34.4 million in second-quarter 2005 – 35% higher than a year earlier. Questar E&P’s production for the period increased 7% to 26.9 bcfe compared to 25.2 bcfe for the 2004 period. On an energy-equivalent basis, natural gas comprised about 87% of Questar E&P production in the second quarter of 2005.

Production from the Pinedale Anticline in western Wyoming increased 34% in second-quarter 2005 to 6.5 bcfe compared to 4.9 bcfe for the 2004 period and comprised about 24% of Questar E&P’s total production. At the end of second-quarter 2005, Market Resources operated 109 producing wells at Pinedale compared to 76 a year earlier. Market Resources expects to drill and complete approximately 35 new wells at Pinedale during 2005.

In the Uinta Basin of eastern Utah, Questar E&P grew production 12% to 6.9 bcfe in the second quarter of 2005 compared to 6.1 bcfe in the year-ago quarter despite production constraints due to interstate-pipeline bottlenecks. During the second quarter, the company installed a separate gathering system to produce new high-pressure wells without negatively affecting production from older lower-pressure wells.

Rockies Legacy production declined 13% in second-quarter 2005 to 4.1 bcfe compared to 4.7 bcfe a year ago due to normal decline from older wells, seasonal access restrictions and payout of a high-volume well that reduced the company’s working interest. Legacy assets include all of Questar E&P’s Rocky Mountain producing properties except Pinedale and Uinta Basin.

Questar E&P produced 9.4 bcfe in the Midcontinent in second-quarter 2005, about flat with the 2004 period. A table at the end of this release details Questar E&P production by region.

Questar E&P’s average realized natural gas price (including hedges) increased 16% in second-quarter 2005 to $4.82 per thousand cubic feet (Mcf) compared to $4.17 per Mcf for the same period in 2004. The company hedged or pre-sold about 83% of gas production in the period at an average price of $4.88 per Mcf net to the well (which includes adjustments for regional basis, gathering and processing costs and gas quality). Hedging reduced gas revenues $21.4 million during the current quarter.

For the second quarter of 2005, realized oil and NGL prices averaged $40.02 per barrel compared with $29.55 a year earlier, a 35% increase. Questar E&P hedged or pre-sold about 71% of its oil production during the period at an average net-to-the-well price of $37.95 per barrel. Hedging reduced oil revenues $5.0 million during the quarter.

Questar may hedge up to 100% of its forecast production from proved developed reserves to lock in acceptable returns on invested capital and to protect returns, cash flow and earnings from a decline in commodity prices. During the second quarter of 2005, Questar E&P continued to take advantage of higher natural gas and oil prices to hedge additional production in 2005, 2006, 2007 and 2008. Current hedges are summarized in a table at the end of the release.

Questar E&P’s pre-income-tax cost structure (the sum of depreciation, depletion and amortization expense, lifting costs, general and administrative expense, and allocated interest expense) per unit of production increased 10% to $2.76 per thousand cubic feet of gas equivalent (Mcfe) in second-quarter 2005 compared to $2.51 in the year-earlier period. Higher day-rates for rigs and other services, along with higher steel prices, result in higher drilling and completion costs. Production taxes increase with higher commodity prices, and higher lease-operating expenses reflect a general increase in the cost of contracted services and production-related supplies. A table at the end of this release details Questar E&P’s pre-income-tax cost structure.

Wexpro – a Market Resources subsidiary that develops and produces cost-of-service reserves for Questar Gas – earned $10.5 million in second-quarter 2005, 19% higher than in the year-earlier period. Under a long-standing agreement with the states of Utah and Wyoming, Wexpro recovers its costs and receives an unlevered after-tax return of approximately 19% on its investment base – the investment in commercial wells and related facilities, adjusted for working capital and reduced for deferred income taxes and accumulated depreciation. Wexpro’s investment base increased $22.7 million to $188.0 million at June 30, 2005, compared to mid-year 2004. Wexpro’s 2005 net income also benefited from higher oil and NGL prices.

Questar Gas Management (Gas Management) – Market Resources’ gas-gathering and processing-services business – grew net income 118% to $9.0 million in the second quarter of 2005 compared to the 2004 period. A 94% increase in NGL volumes related to the first-quarter 2005 acquisition of a gas-processing plant and favorable gas-processing margins drove Gas Management results in the second quarter. Gathering volumes increased 8% to 59.2 million MMBtu for the current quarter compared to the 2004 period due primarily to expanding Pinedale production and new projects serving third parties in the Uinta Basin.

Questar Energy Trading (Energy Trading) – which markets the company’s equity gas and oil, provides risk-management services, and operates a natural gas-storage facility in the Rockies – earned $0.8 million in second-quarter 2005 versus a loss of $0.2 million in the year-earlier period. Energy Trading reported higher volumes, better storage margins and favorable pipeline differentials.

Questar Pipeline

Questar Pipeline – a subsidiary that provides natural gas-transportation and storage services – earned $7.6 million in second-quarter 2005, up 5% from the year-ago period. On April 1, 2005, Questar Pipeline began deliveries to a power plant in central Utah on a new pipeline with a daily capacity of 190,000 decatherms. Questar Pipeline continued to accrue for the potential refund of revenues from sales of natural gas liquids recovered in a gas-treatment plant in eastern Utah as required by a November 2004 order from the Federal Energy Regulatory Commission (FERC). The refund liability amounted to $5.4 million on June 30, 2005, including a $200,000 accrual in the second quarter of 2005. On July 25, 2005 Questar Pipeline received notice that the FERC has approved a settlement with shippers. Under the settlement, one-half of the $5.4 million liability will be refunded to customers and the other half will be retained by Questar Pipeline. The settlement will be reflected in Questar Pipeline’s third-quarter 2005 results.

Questar Gas

Questar Gas reported a seasonal loss of $3.4 million in the second quarter of 2005 compared to a $4.0 million loss a year earlier. The utility benefited from a 6% increase in usage per customer and a 3.4% increase in customers over a year earlier.

First-Half 2005 Results

Questar Market Resources earned $111.4 million in the first six months of 2005 compared with $78.4 million for the prior-year period, a 42% increase. Questar E&P production grew 5% in the first half of 2005. Average realized natural gas prices (including hedges) increased 17%. The average realized price of oil and NGL (including hedges) was 33% higher. Gross gas-processing margins were $6.9 million higher and gathering margins were $3.8 million higher in the 2005 year-to-date period. Gross margins for gas and oil marketing increased $2.6 million for the current-year period compared to the prior year.

Questar Pipeline earnings grew 4% to $15.9 million in the first half of 2005 compared with $15.3 million for the same 2004 period. New transportation contracts and increased park and loan services accounted for most of the increase.

Questar Gas earned $25.3 million in first-half 2005 versus $22.3 million a year earlier, a 13% increase. Questar Gas has added about 27,000 customers over the past year. Usage per customer increased 2.4% year to year, departing from a long-term trend of declining usage.

MARKET RESOURCES OPERATIONS UPDATE

Pinedale Anticline

In the fourth quarter of this year, Market Resources expects to implement the winter-drilling program authorized by the Bureau of Land Management (BLM) last November. Market Resources expects to drill from three pads – two rigs per pad – over the 2005-2006 winter.

Gas Management has begun construction of new gathering systems to transport condensate and water from Market Resources’ Pinedale wells. The BLM approved the company’s winter-drilling program subject to completion of these gathering systems.

In June Questar E&P resumed drilling the Stewart Point 15-29 well. The 19,500-foot test of the Rock Springs Formation was suspended last November due to winter-drilling stipulations. Current depth is approximately 17,600 feet. The company expects to reach total depth around the end of the third quarter.

Market Resources has filed an application with the Wyoming Oil and Gas Conservation Commission (WOGCC) for 10-acre-density drilling on the company’s Pinedale acreage. The hearing is scheduled for Aug. 9, 2005. Since July 2004, when the WOGCC approved 20-acre-density drilling on the company’s Pinedale acreage, Market Resources has drilled, completed and gathered data on several 10-acre-density wells and integrated this information into a detailed reservoir simulation. Based on these pilot wells, the company now believes 10-acre density will be required to fully develop much of its Pinedale leasehold.

Uinta Basin

During the first half of 2005, the company drilled or participated in five horizontal Green River formation oil wells, 32 Wasatch and Upper Mesaverde gas wells, and four deeper Blackhawk and Mancos formation gas wells on its core acreage block. In addition, the company completed its first well in the Flat Rock area approximately 40 miles south of the core acreage block. The Flat Rock 9P-36-14-19 well was drilled in late 2004 to a total depth of 12,453 feet and completed in the first quarter of 2005. The well is currently capable of producing approximately 4.0 million cubic feet equivalent (MMcfe) per day from the Entrada, Morrison, Cedar Mountain and Dakota formations. Market Resources is acquiring seismic data in the area and intends to drill three additional wells by year-end. The planned drilling program includes the first two test wells under the company’s Exploration and Development Agreement with the Ute Indian Tribe covering 12,557 acres of tribal minerals in the area.

Gas Management is expanding facilities in the Uinta Basin, which will double the current 70 MMcfd capacity of its Red Wash gas-processing plant and add compression and pipe looping. The new facilities should be in service during the fourth quarter of 2005. Gas Management has also signed a letter of intent to form a joint venture with the Ute Indian Tribe and another industry participant to build a gas-gathering system for the Flat Rock area in southern Uinta Basin.

Rockies Legacy – Vermillion Basin

In the Vermillion Basin, which straddles the Wyoming-Colorado state line, Market Resources continues to evaluate the potential of several formations at depths of 10,000 to 15,000 feet under the company’s 140,000 net leasehold acres. As of June 30, 2005, the company had recompleted two older wells, drilled and completed one new well, and was drilling two wells. “We’re currently conducting long-term production tests on these wells and plan to drill one more well this year in addition to the two we’re currently drilling,” Rattie said. “There’s gas in multiple formations across a gross interval of several thousand feet over much of our acreage in the Vermillion Basin. But like other unconventional plays in the Rockies, the question is not whether there’s gas in the rock, but whether we can come up with a multi-stage hydraulic-fracture-completion design that will cause these tight reservoirs to give up the gas at economic rates and volumes. We’re encouraged by these early results, but we’re in the early stages of what is essentially an R&D project. Each well could cost $3 to $4 million to drill and complete, so we’ll need to recover about 3 bcfe per well or more to make an economic play.”

The Alkali Gulch Unit Well No. 1 was completed in June and produced an average of 2.4 MMcf per day from the Baxter, Frontier and Dakota formations in its first 30 days on line. The Hiawatha Deep Unit Well No. 2, an old well that was recompleted in the Baxter, Frontier and Dakota formations, produced an average of 3.3 MMcfe per day in its first 12 days of commingled production. The Canyon Creek 34R well was recompleted in the Baxter, Frontier, and Dakota formations, and production from all three formations will be commingled in the third quarter. The company plans extended production tests from recently completed and future wells to determine the economic viability of the play.

Midcontinent

During the second quarter the company continued one-rig development programs at both the Hartshorne coalbed-methane project in the Arkoma Basin of eastern Oklahoma and the infill-development drilling project in the Elm Grove properties in northwestern Louisiana. The company drilled or participated in 18 new Hartshorne wells in the first half of 2005 and anticipates participating in an additional 20 wells in the second half of this year. In the Elm Grove area, the company drilled or participated in 13 new wells through the first half of 2005, and plans 15 additional wells in the second half.

Hedge Positions as of July 27, 2005.

	Rocky			Rocky
Time Periods	Mountains	Midcontinent	Total	Mountains	Midcontinent	Total
	Gas (in bcf)			Average price per Mcf, net to the well

Second half of 2005	28.3	13.0	41.3	$4.78	$5.23	$4.93

First half of 2006	19.8	9.4	29.2	$5.19	$5.95	$5.44
Second half of 2006	20.1	9.6	29.7	5.19	5.95	5.44
12 months of 2006	39.9	19.0	58.9	5.19	5.95	5.44

First half of 2007	6.3	4.2	10.5	$5.64	$6.78	$6.09
Second half of 2007	6.4	4.2	10.6	5.64	6.78	6.09
12 months of 2007	12.7	8.4	21.1	5.64	6.78	6.09

First half of 2008	1.7	1.6	3.3	$5.93	$6.47	$6.20
Second half of 2008	1.7	1.7	3.4	5.93	6.47	6.20
12 months of 2008	3.4	3.3	6.7	5.93	6.47	6.20

	Rocky			Rocky
Time Periods	Mountains	Midcontinent	Total	Mountains	Midcontinent	Total
	Oil (in Mbbl)			Average price per bbl, net to the well

Second half of 2005	550	184	734	$39.01	$34.70	$37.93

First half of 2006	471	72	543	$46.15	$53.44	$47.12
Second half of 2006	478	74	552	46.15	53.44	47.12
12 months of 2006	949	146	1,095	46.15	53.44	47.12

First half of 2007	109	72	181	$50.49	$50.87	$50.64
Second half of 2007	110	74	184	50.49	50.87	50.64
12 months of 2007	219	146	365	50.49	50.87	50.64

Questar E&P -- Production by Region	3 months ended		6 months ended
	June 30,		June 30,
	2005	2004	2005	2004
	(in bcfe)		(in bcfe)
Rocky Mountains
Pinedale Anticline	6.5	4.9	14.1	11.0
Uinta Basin	6.9	6.1	12.6	12.4
Rockies Legacy	4.1	4.7	8.1	9.1
Subtotal – Rocky Mountains	17.5	15.7	34.8	32.5
Midcontinent
Midcontinent	9.4	9.5	18.5	18.1
Total – Questar E&P production	26.9	25.2	53.3	50.6

Questar E&P -- Pre-Income-Tax Cost Structure	3 months ended		6 months ended
	June 30,		June 30,
	2005	2004	2005	2004
	(per Mcfe)		(per Mcfe)
Lease–operating expense	$0.58	$0.52	$0.56	$0.50
Production taxes	0.50	0.44	0.49	0.43
Lifting costs	1.08	0.96	1.05	0.93

Depreciation, depletion and amortization	1.16	1.01	1.14	1.00
General and administrative expense	0.31	0.33	0.33	0.30
Allocated-interest expense	0.21	0.21	0.21	0.21
Total	$2.76	$2.51	$2.73	$2.44

Questar Corp. is a natural gas-focused energy company with an enterprise value of $6.7 billion. Headquartered in Salt Lake City, Questar finds, develops, produces, gathers, processes, transports and distributes natural gas.

Forward-looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Such statements are based on management's current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the company's periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K as amended for the year ended December 31, 2004. Subject to the requirements of otherwise applicable law, the company cannot be expected to update the statements contained in this news release or take actions described herein or otherwise currently planned.

# # #

For more information, visit Questar's internet site at: www.questar.com.

QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	3 Months Ended		6 Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(in thousands, except per-share amounts)
REVENUES
Market Resources	$344,896	$244,360	$659,234	$478,414
Questar Pipeline	19,087	17,869	36,999	35,882
Questar Gas	151,043	102,235	494,733	409,114
Corporate and other operations	5,183	5,051	9,567	9,721
TOTAL REVENUES	520,209	369,515	1,200,533	933,131

OPERATING EXPENSES
Cost of natural gas and other products sold	234,127	127,727	576,913	393,986
Operating and maintenance	84,409	76,417	170,258	154,846
Depreciation, depletion and amortization	59,807	55,408	118,632	107,677
Questar Gas rate-refund obligation		1,505		2,995
Exploration	5,476	1,266	6,849	2,353
Abandonment and impairment of gas,
oil and other properties	1,493	2,287	2,898	6,693
Production and other taxes	26,250	22,608	52,635	45,494
TOTAL OPERATING EXPENSES	411,562	287,218	928,185	714,044

OPERATING INCOME	108,647	82,297	272,348	219,087

Interest and other income	2,922	1,336	5,573	3,160
Earnings from unconsolidated affiliates	1,675	1,264	3,221	2,574
Minority interest				(270)
Debt expense	(16,643)	(17,055)	(33,365)	(34,571)
INCOME BEFORE INCOME TAXES	96,601	67,842	247,777	189,980
Income taxes	35,874	25,286	91,879	71,291
NET INCOME	$60,727	$42,556	$155,898	$118,689

EARNINGS PER COMMON SHARE
Basic	$0.71	$0.51	$1.84	$1.42
Diluted	0.70	0.50	1.79	1.39
Weighted average common shares outstanding
Used in basic calculation	84,679	83,651	84,546	83,511
Used in diluted calculation	87,051	85,445	86,888	85,305
Dividends per common share	$0.225	$0.215	$0.44	$0.42

#

QUESTAR CORPORATION
OPERATIONS BY LINE OF BUSINESS
(Unaudited)
	3 Months Ended		6 Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(in thousands, except per-share amounts)

REVENUES FROM UNAFFILIATED CUSTOMERS
Market Resources	$344,896	$244,360	$659,234	$478,414
Questar Pipeline	19,087	17,869	36,999	35,882
Questar Gas	151,043	102,235	494,733	409,114
Corporate and other operations	5,183	5,051	9,567	9,721
	$520,209	$369,515	$1,200,533	$933,131

REVENUES FROM AFFILIATED COMPANIES
Market Resources	$35,741	$34,090	$73,825	$68,447
Questar Pipeline	21,517	21,794	43,942	44,087
Questar Gas	1,370	1,017	2,631	2,154
Corporate and other operations	473	5,079	1,075	11,606
	$59,101	$61,980	$121,473	$126,294

OPERATING INCOME (LOSS)
Market Resources	$91,063	$65,912	$185,781	$135,235
Questar Pipeline	17,346	17,051	35,703	35,338
Questar Gas	(2,122)	(2,428)	47,829	45,471
Corporate and other operations	2,360	1,762	3,035	3,043
	$108,647	$82,297	$272,348	$219,087

NET INCOME (LOSS)
Market Resources	$54,761	$38,163	$111,382	$78,418
Questar Pipeline	7,593	7,232	15,932	15,345
Questar Gas	(3,446)	(3,999)	25,266	22,312
Corporate and other operations	1,819	1,160	3,318	2,614
	$60,727	$42,556	$155,898	$118,689

EARNINGS PER COMMON SHARE - DILUTED
Net income	$0.70	$0.50	$1.79	$1.39

Weighted avg. diluted common shares	87,051	85,445	86,888	85,305

Dividends per common share	$0.225	$0.215	$0.44	$0.42

QUESTAR CORPORATION
SELECTED OPERATING STATISTICS
(Unaudited)
	3 Months Ended		6 Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(d = 10, M = 1,000)
MARKET RESOURCES
Questar E&P production volumes
Natural gas (MMcf)	23,410	21,827	46,249	43,715
Oil and natural gas liquids (Mbbl)	586	559	1,169	1,146
Total production (bcfe)	26.9	25.2	53.3	50.6
Average daily production (MMcfe)	296	277	294	278

Questar E&P average commodity price, net to the well
Average realized price (including hedges)
Natural gas (per Mcf)	$4.82	$4.17	$4.79	$4.11
Oil and natural gas liquids (per bbl)	$40.02	$29.55	$39.38	$29.50
Average sales price (excluding hedges)
Natural gas (per Mcf)	$5.74	$5.03	$5.46	$4.87
Oil and natural gas liquids (per bbl)	$48.52	$35.38	$47.06	$33.57

Wexpro net investment base at June 30, (millions)	$188.0	$165.3
Natural gas gathering volumes (in thousands of MMBtu)
For unaffiliated customers	33,539	32,164	66,074	66,458
For Questar Gas	11,226	9,149	22,482	18,906
For other affiliated customers	14,416	13,336	30,262	27,894
Total gathering	59,181	54,649	118,818	113,258
Gathering revenue (per MMBtu)	$0.25	$0.21	$0.25	$0.21
Natural gas and oil marketing volumes (Mdthe)
For unaffiliated customers	27,784	20,725	57,384	42,580
For affiliated customers	20,658	19,446	42,519	39,796
Total marketing	48,442	40,171	99,903	82,376

QUESTAR PIPELINE
Natural gas transportation volumes (Mdth)
For unaffiliated customers	61,403	55,250	116,995	108,984
For Questar Gas	26,212	22,592	69,951	72,468
For other affiliated customers	6,505	5,208	8,481	9,468
Total transportation	94,120	83,050	195,427	190,920
Transportation revenue (per dth)	$0.28	$0.32	$0.27	$0.28
Firm-daily transportation demand (Mdth)	1,815	1,643

QUESTAR GAS
Natural gas volumes (Mdth)
Residential and commercial sales	16,843	11,633	56,762	53,317
Industrial sales	1,394	2,011	3,097	5,025
Transportation for industrial customers	7,068	8,208	15,723	18,146
Total deliveries	25,305	21,852	75,582	76,488
Natural gas revenue (per dth)
Residential and commercial sales	$7.82	$7.29	$7.99	$6.90
Industrial sales	$6.24	$5.35	$6.17	$5.45
Transportation for industrial customers	$0.18	$0.19	$0.18	$0.19
Heating degree days
colder (warmer) than normal	6%	(16%)	(3%)	6%
Temperature-adjusted usage per customer (dth)	18.2	17.2	68.1	66.5
Customers at June 30,	798,277	771,695